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                                  Exhibit 99.1


                Owens Corning and The Geon Company Joint Venture
                    Installs Management Team, Announces Name

            Breakthrough material system offers substantial increase
                 in material stiffness and dimensional stability


TOLEDO, OHIO, JANUARY 28, 1999 -- The joint venture established by Owens Corning (NYSE: OWC) and The Geon Company (NYSE: GON) on Dec. 15, 1998, presented its new name today --Decillion, LLC -- and named Thomas F. Martin III and David S. Foell to key executive roles.

Martin, from Owens Corning, has been named General Manager of Toledo, Ohio-based Decillion. Foell, from The Geon Company, will assume leadership of Marketing & Sales.

"This is exciting progress for the venture and the next step in bringing its breakthrough technology to the marketplace," said Martin. "The name Decillion literally means the number 10 to the 33rd power and represents for us the nearly infinite solutions that we believe will result from this company. Decillion represents new capabilities and opportunities for material systems in many industries and will enable solutions we have yet to consider."

The North American joint venture was formed to leverage the technical and manufacturing expertise of its parent companies and to provide material systems solutions based on patented composite technologies. The initial product range is focused on glass fiber and polyvinyl chloride (PVC) composites which can be produced in a variety of forms by using numerous processing techniques.

Decillion uses a breakthrough proprietary technology that enables the production of a material system that has three times more structural stiffness and dimensional stability than typical vinyl materials. Decillion's material has a heat distortion temperature range (HDT) in excess of 200 degrees Fahrenheit (93 degrees Celsius) -- much higher than typical PVC.

"The Decillion system is ideal for a wide range of interior and exterior building applications," said Foell. "Decillion will supply this system to building material manufacturers with not only materials but also processing knowledge. This will help our customer partners develop new ranges of differentiated products offering consumers increased value through enhanced aesthetics, ease of installation, lower maintenance costs and longer life."

Decillion will initially target this innovative technology toward the building construction market segment. Over the next three years, the joint venture expects to achieve in excess of $40 million in sales.

Various industry partnerships are currently under consideration and will be developed as opportunities are identified.